CHANGE IN CONTROL SEVERANCE AGREEMENT
THIS AGREEMENT is entered into as of December 1, 2014 (the “Effective Date”) by and between Jesper Andersen (the “Executive”) and INFOBLOX, INC., a Delaware corporation (the “Company”).
1. Term of Agreement.
Except to the extent renewed as set forth in this Section 1, this Agreement shall terminate the earlier of April 1, 2015 (the “Expiration Date”) or the date the Executive’s employment with the Company terminates for a reason other than a Qualifying Termination as described in Section 4(f); however, if a definitive agreement relating to a Change in Control has been signed by the Company on or before the Expiration Date, then this Agreement shall remain in effect through the earlier of:
(a) The date the Executive’s employment with the Company terminates for a reason other than a Qualifying Termination as described in Section 4(f), or
(b) The date the Company has met all of its obligations under this Agreement following a termination of the Executive’s employment with the Company for a reason described in Section 4(f).
2. Severance Payment.
(a) Severance Benefit in Absence of Change in Control. If the Executive is subject to a Qualifying Termination more than two (2) months prior to or more than twelve (12) months after a Change in Control, then the Company shall continue to pay the Executive his or her annual base salary over a twelve (12) month period. Such severance benefit shall begin on the 60th day following Executive’s Qualifying Termination (or, if such day is not a business day, on the first business day thereafter), in accordance with the Company’s standard payroll procedures, and the first installment of these severance benefits shall include a catch-up payment covering the amount that would have otherwise been paid during the period between Executive’s Qualified Termination and the first payment date.
(b) Change in Control Severance Benefit. If the Executive is subject to a Qualifying Termination within two (2) months prior to or within twelve (12) months after a Change in Control, then the Company shall pay the Executive his or her annual base salary and annual bonus. Annual bonus shall be determined based on the higher of (i) the annual rate in effect immediately prior to the actions that resulted in the Qualifying Termination or (ii) the actual bonus paid to Executive for the immediately preceding fiscal year. Such severance benefit shall be paid in a cash lump-sum, which will be paid on the 60th day following Executive’s Qualifying Termination (or, if such day is not a business day, on the first business day thereafter), in accordance with the Company’s standard payroll procedures.
(c) Equity Acceleration. As to each stock option, restricted stock award, or restricted stock unit award (each, an “Award”) granted to Executive after the Effective Date, the following acceleration benefits will apply to the Award. If Executive is subject to a Qualifying Termination under Section 2(a) above, then vesting of the Award will accelerate as if Executive had continued in service for an additional twelve (12) months. If Executive is subject to a Qualifying Termination under Section 2(b) above, then vesting of the Award will accelerate in full; however, if the Award is not subject to time-based vesting or vesting is triggered by achievement of specified performance goals, then vesting will accelerate as to 50% of the unvested portion of the Award, measured at the time of cessation of employment. The foregoing will also apply to any equity award granted under the Company’s 2012 Equity Incentive Plan that is not a stock option, restricted stock award, or restricted stock unit award.
(d) Health Care Benefit. If the Executive is subject to a Qualifying Termination, and if the Executive elects to continue his or her health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of his or her employment, then the Company shall pay the Executive’s monthly premium under COBRA for coverage for Executive and Executive’s eligible dependents until the earliest of (i) the close of the twelve (12)-month period following cessation of his or her employment or (ii) the expiration of the Executive’s continuation coverage under COBRA. In the sole discretion of the Company, the Company may in lieu of this benefit pay the Executive a lump sum in the amount of the applicable number of months of COBRA premiums at the rate in effect on Executive’s Qualifying Termination and such benefit may be conditioned on Executive timely electing COBRA benefits.

(e) General Release. Any other provision of this Agreement notwithstanding, subsections (a) and (b) above shall not apply unless the Executive (i) has executed a general release (in a form prescribed by the Company) of all known and unknown claims that he or she may then have against the Company or persons affiliated with the Company and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims. The release must be in the form prescribed by the Company, without alterations. The Company will deliver the form to the Executive within 21 days after the Executive’s Separation. The Executive must execute and return the release within 30 days from receipt of the form.
(f) Section 409A. To the extent (i) any payments to which Executive become entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service” (as such term is at the time defined in regulations under Section 409A of the Code) with the Company; or (ii) the date of Executive’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest). Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.
3. Covenants.
(a) Non-Solicitation. During the Executive’s employment with the Company and during the twelve-month period following his or her cessation of employment, the Executive shall not directly or indirectly, personally or through others, solicit or attempt to solicit the employment of any employee or consultant of the Company or any of the Company’s affiliates, whether on the Executive’s own behalf or on behalf of any other person or entity. The Executive and the Company agree that this provision is reasonably enforced as to any geographic area in which the Company conducts its business.
(b) Non-Competition. The Executive agrees that, during his or her employment with the Company, he or she shall not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company.
(c) Cooperation and Non-Disparagement. The Executive agrees that, during the twelve-month period following his or her cessation of employment, he or she shall cooperate with the Company in every reasonable respect and shall use his or her best efforts to assist the Company with the transition of Executive’s duties to his or her successor. The Executive further agrees that, during this twelve-month period, he or she shall not in any way or by any means disparage the Company, the members of the Company’s Board of Directors (the “Board”) or the Company’s officers and employees.

 4. Definitions.
(a) Definition of “Cause.” For all purposes under this Agreement, “Cause” means any of the following: (i) Executive’s conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude; (ii) an act by Executive which constitutes intentional misconduct in the performance of Executive’s employment obligations and duties; (iii) Executive’s act of fraud against the Company or any of its affiliates; (iv) Executive’s theft or misappropriation of property (including without limitation intellectual property) of the Company or its affiliates; (v) material breach by Executive of any confidentiality agreement with, or duties of confidentiality to, the Company or any of its affiliates that involves Executive’s wrongful disclosure of material confidential or proprietary information (including without limitation trade secrets or other intellectual property) of the Company or of any of its affiliates; (vi) Executive’s continued material violation of Executive’s employment obligations and duties to the Company (other than due to Executive’s death or Disability) after the Company has delivered to Executive a written notice of such violation that describes the basis for the Company’s belief that such violation has occurred and Executive has not substantially cured such violation within thirty (30) calendar days after such written notice is given by the Company; or (vii) Executive’s failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested Executive’s cooperation.
(b) Definition of “Change in Control.” For all purposes under this Agreement, a “Change in Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iv) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company); provided that in all cases the Change in Control shall qualify as a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” under Section 409A of the Code.
(c) “Definition of Code. For all purposes under this Agreement, “Code” means the United States Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.
(d) Definition of Disability. For all purposes under this Agreement, “Disability” has the meaning set forth in Section 22(e)(3) of the Code.
(e) Definition of “Good Reason.” For all purposes under this Agreement, “Good Reason” shall mean (i) a change in the Executive’s authority or responsibilities that materially reduces his/her level of authority or responsibilities; (ii) a 10% or greater reduction in his or her level of compensation, which will be determined based on an average of the Executive’s annual Total Compensation for the current calendar year; unless such reduction is no greater (in percentage terms) than compensation reductions imposed on substantially all of the Company’s employees pursuant to a directive of the Board; (iii) a relocation of Executive’s place of employment by more than 35 miles, provided and only if such change, reduction or relocation is effected by the Company without Executive’s consent; or (iv) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement. For purposes of the foregoing, Total Compensation means total target cash compensation (annual base salary plus target annual cash incentives). For the Executive to receive the benefits under this Agreement as a result of a voluntary resignation under this subsection (e), all of the following requirements must be satisfied: (1) the Executive must provide notice to the Company of his or her intent to assert Good Reason within 90 days of the initial existence of one or more of the conditions set forth in subclauses (i) through (iv); (2) the Company will have 30 days from the date of such notice to remedy the condition and, if it does so, the Executive may withdraw his or her resignation or may resign with no benefits; and (3) any termination of employment under this provision must occur within six (6) months of the initial existence of one or more of the conditions set forth in subclauses (i) through (iv). Should the Company remedy the condition as set forth above and then one or more of the conditions arises again within twelve (12) months following the occurrence of a Change in Control, the Executive may assert Good Reason again subject to all of the conditions set forth herein.

(f) Definition of “Qualifying Termination.” For all purposes under this Agreement, “Qualifying Termination” shall mean a Separation as a result of (1) the Company terminating the Executive’s employment for any reason other than Cause; or (2) the Executive voluntarily resigning his or her employment for Good Reason.
(g) Definition of Separation. For all purposes under this Agreement, “Separation” shall mean a “separation from service,” as defined in the regulations under Section 409A of the Code.
5. Successors.
(a) Company’s Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to the Executive, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets or which becomes bound by this Agreement by operation of law.
(b) Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
6. Golden Parachute Taxes
(a) Best After-Tax Result. In the event that any payment or benefit received or to be received by Executive pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of Section 6(b) hereof, such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made by independent tax counsel designated by the Company and reasonably acceptable to Executive (“Independent Tax Counsel”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required under this Section, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that Executive pays all taxes at the highest marginal rate. The Company and Executive shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section. The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section. In the event that Section 6(a)(ii)(B) above applies, then any reduction in payments and/or benefits required by this Section 6 shall occur in the following order: (1) reduction of cash payments; (2) reduction of acceleration of vesting of equity awards; and (3) reduction of other benefits paid to Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for Executive’s Equity Awards. If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then Section 6(b) hereof shall apply, and the enforcement of Section 6(b) shall be the exclusive remedy to the Company.
 (b) Adjustments. If, notwithstanding any reduction described in Section 6(a) hereof (or in the absence of any such reduction), the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of one or more Payments, then Executive shall be obligated to surrender or pay back to the Company, within 120 days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that Executive’s net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by Executive from the Payments. If the Excise Tax is not eliminated pursuant to this Section 6(b), Executive shall pay the Excise Tax.

7. Miscellaneous Provisions.
(a) Other Severance Arrangements. This Agreement supersedes any and all cash severance arrangements, including on change in control, under any prior separation, severance and salary continuation arrangements, programs and plans which were previously offered by the Company to the Executive, including severance arrangements pursuant to an employment agreement or offer letter (but excluding arrangements related to equity). In no event shall any individual receive cash severance benefits under both this Agreement and any other severance pay or salary continuation program, plan or other arrangement with the Company.
(b) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with Federal Express Corporation, with shipping charges prepaid. In the case of the Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
 (c) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(d) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.
(e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(f) No Retention Rights. Nothing in this Agreement shall confer upon the Executive any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or of the Executive, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without Cause.
(g) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (other than their choice-of-law provisions).

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

_______________________
Jesper Andersen

INFOBLOX, INC.

By: ____________________
Title: ___________________

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